Exhibit 99.1

Boeing Nominates Steve Mollenkopf and Akhil Johri for Election to Board of Directors; Directors Edward Liddy and Mike Zafirovski to Retire from Boeing at Annual Meeting of Shareholders

The Boeing Company [NYSE: BA] Board of Directors today announced that it has nominated Steve Mollenkopf and Akhil Johri to be elected as directors at the company’s upcoming annual meeting of shareholders. The Board also announced that independent directors Edward Liddy and Mike Zafirovski will not stand for re-election and will retire from Board service at the meeting.

Mollenkopf, 51, has served as Chief Executive Officer of Qualcomm Incorporated since 2014 and has helped lead the company through the transitions to 3G, 4G and 5G, since the beginning of his career as an engineer more than 25 years ago. Johri, 58, served as Chief Financial Officer of United Technologies Corporation from 2015 to 2019 where he previously held various executive positions of increasing responsibility over his 31-year career at the company and currently serves as an independent director of Cardinal Health.

“Our announcement today reflects our rigorous succession planning, which ensures we maintain the right balance of skills and experience to effectively govern the company,” said Boeing Chairman Larry Kellner. “We are pleased to welcome to the Boeing Board Steve and Akhil. They are proven leaders at complex, global enterprises and together will bring significant additional engineering, software and financial experience to our Board. I also thank our two retiring directors, who have provided leadership and exemplary service to the board. Ed has reached the Board’s mandatory retirement age, and Mike has decided not to stand for re-election after 15 years on our board.”

“Serving alongside Ed and Mike on the Boeing Board has been a privilege,” added Boeing President and CEO David Calhoun. “I look forward to benefiting from Steve’s strong leadership skills and deep experience in developing, testing and deploying technologies at scale and from Akhil’s world-class financial expertise, particularly in relation to the manufacturing of aerospace systems.”

Steve Mollenkopf commented, “I am honored to be nominated as a director of Boeing and look forward to the opportunity to work with the Board and the executive team.”

Akhil Johri said, “Boeing has a respected history of delivering on its commitments to stakeholders, and I look forward to supporting the continuation of that track record as a member of its Board.”

Steve Mollenkopf

Steve Mollenkopf is chief executive officer of Qualcomm Incorporated, and serves on the company’s board of directors. Since becoming CEO in 2014, Mollenkopf has led the company through the development of 5G and has brought the benefits of mobile technologies to new industries through an increasingly diverse product portfolio. Previously, Mollenkopf served as Qualcomm’s president and chief operating officer, a role in which he oversaw Qualcomm’s investment in technologies that propelled smartphones into the mainstream. Prior to his role as president and COO, Mollenkopf led the company’s chipset business, overseeing the launch of 4G technology. He helped make Qualcomm the world’s largest mobile chipset supplier and a global leader in LTE technology. He holds a Bachelor of Science in Electrical Engineering from Virginia Tech and a Master of Science in Electrical Engineering from the University of Michigan.

Akhil Johri

Akhil Johri served as Executive Vice President & Chief Financial Officer of United Technologies Corp. from January 1, 2015, to November 1, 2019. Akhil returned to United Technologies in 2015 after serving as Chief Financial Officer for Pall Corporation, a publicly traded leader in filtration, separation and purification solutions. Prior to joining Pall Corporation, Akhil spent 26 years at United Technologies in various executive positions of increasing responsibility. Prior to his role as Chief Financial Officer, Akhil was Vice President of Finance & Chief Financial Officer for UTC Propulsion & Aerospace Systems, which included Pratt & Whitney and UTC Aerospace Systems. Before that, he led UTC’s Investor Relations and Financial Planning & Analysis groups. Akhil also had senior financial roles at UTC Fire & Security, and Carrier Corporation, including 12 years in the Asia Pacific region. Akhil also serves as an independent director in the Board of Cardinal Health, Inc.

This Press Release Does Not Constitute a Solicitation of Proxies

This press release is not a solicitation of proxies from holders of common stock of The Boeing Company (the “Company”). The Company will provide shareholders with a proxy statement and other relevant materials in connection with the 2020 Annual Meeting of Shareholders. Any solicitation of proxies by or on behalf of the Company in connection with the 2020 Annual Meeting of Shareholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law. We urge shareholders to read the proxy statement and any other relevant documents to be filed with the SEC when available, as such documents will contain important information. Shareholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at http://www.sec.gov or at http://www.boeing.com.

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Boeing is the world’s largest aerospace company and leading provider of commercial airplanes, defense, space and security systems, and global services. As the top U.S. exporter, the company supports commercial and government customers in more than 150 countries. Boeing employs more than 150,000 people worldwide and leverages the talents of a global supplier base. Building on a legacy of aerospace leadership, Boeing continues to lead in technology and innovation, deliver for its customers and invest in its people and future growth.

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